Exhibit 99.1

Red Robin Gourmet Burgers Reports Earnings for the

Fiscal First Quarter 2010

Greenwood Village, CO — May 20, 2010 — Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the 16 weeks ended April 18, 2010.

Financial and Operational Results

Results for the 16 weeks ended April 18, 2010, compared to the 16 weeks ended April 19, 2009, are as follows:

•                  Restaurant revenue increased 0.3% to $267.5 million.

•                  Company-owned comparable restaurant sales decreased 2.3%.

•                  Restaurant-level operating profit decreased 5.7% to $48.8 million.

•                  GAAP diluted earnings per share were $0.32 vs. $0.25 in the fiscal first quarter a year ago. GAAP diluted earnings per share in the fiscal first quarter 2009 included $0.22 per diluted share in one-time charges.

•                  The Company recorded $3.5 million, or $0.19 per diluted share, in other income as a result of a one-time adjustment to unredeemed gift card liabilities (see “Gift Card Breakage Income” below)

•                  Three new company-owned Red Robin® restaurants opened during the fiscal first quarter 2010.  Three additional restaurants that were under construction during the first quarter — one company-owned and two franchised — have opened since the end of the quarter.  Two franchised restaurants and one company-owned restaurant closed during the first quarter.

As of the end of the fiscal first quarter 2010, there were 308 company-owned and 131 franchised Red Robin® restaurants.

“While there are still many challenges in the current macroeconomic environment and the restaurant industry as a whole, we are encouraged by the strengthening of our comparable restaurant sales,” said Dennis Mullen, Red Robin Gourmet Burgers, Inc.’s chief executive officer. “Our guest counts and same store sales have benefited from our recent television advertising support, as well as our continued focus on quality, variety, value and our restaurant Team Members’ commitment to outstanding guest service.  We’re looking forward to building on that momentum into the summer, with innovative and craveable additions to our menu, new LTO’s supported with TV advertising and other exciting marketing programs and the new restaurant development we have underway for the balance of the year.”

Fiscal First Quarter 2010 Results

Comparable restaurant sales decreased 2.3% for company-owned restaurants in the fiscal first quarter of 2010 compared to an 8.1% decrease in the fiscal first quarter of 2009, driven by a 0.1% increase in guest counts and a 2.4% decrease in the average guest check, which included the impact of LTO price promotions in the quarter.  Fiscal first quarter 2010 comparable restaurant sales reflected a sequential improvement from the Company’s comparable restaurant sales decrease of 10.5% reported in the fiscal fourth quarter of 2009 and the decrease of 14.9% reported in the fiscal third quarter of 2009.  The Company estimates that severe winter storms in several markets in the Northeast, California and Mid-Atlantic states in the fiscal first quarter of 2010 negatively impacted comparable restaurant sales by approximately 1.4% and diluted earnings per share by $0.10.

Average weekly comparable sales from the 286 company-owned comparable restaurants were $55,896 in the fiscal first quarter of 2010, compared to $58,079 for the 244 company-owned comparable restaurants in the fiscal first quarter of 2009.  Average weekly sales for the 22 non-comparable company-owned restaurants were $56,560 in the fiscal first quarter of 2010, compared to $55,245 for the 41 non-comparable restaurants in the fiscal first quarter a year ago.  For all company-owned restaurants, average weekly sales were $55,909 from the 4,906 operating weeks in the fiscal first quarter of 2010 compared to $57,352 from the 4,768 operating weeks in the fiscal first quarter of 2009.

Total company revenues, which include company-owned restaurant sales, franchise royalties and fees and other revenue, increased 1.7% to $275.5 million in the fiscal first quarter of 2010, versus $270.8 million last year.  Included in other revenue in the fiscal first quarter of 2010 was $3.8 million attributed to recognition of gift card breakage revenue, as described below.  Franchise royalties and fees of $4.2 million in the fiscal first quarter of 2010 were flat compared to the same period a year ago.

For the fiscal first quarter of 2010, the Company’s U.S. franchise restaurant sales of $93.6 million were lower compared to $95.0 million in the prior year period.  Comparable sales in the fiscal first quarter of 2010 for franchise restaurants in the U.S. decreased 2.1% and for franchise restaurants in Canada increased 4.8% from the fiscal first quarter of 2009.  Average weekly comparable sales for the U.S. franchised restaurants were $51,857 from the 106 comparable restaurants in the fiscal first quarter of 2010, compared to $52,961 for the 98 comparable restaurants in the fiscal first quarter of 2009.  Average weekly sales in the fiscal first quarter of 2010 for the Company’s 18 comparable franchise restaurants in Canada were C$54,293 versus C$51,058 in the same period last year.  Canadian results are in Canadian dollars.

Selling, general and administrative expenses were $30.8 million in the fiscal first quarter of 2010 and $24.8 million in the fiscal first quarter of 2009, which were 11.2% and 9.1% of total revenue, respectively.   Included in the fiscal first quarter of 2010 was $6.6 million of investment in the Company’s television media campaign, which included a $1.2 million investment made by the Company to fund its franchisees’ portion of this initial system-wide television campaign.  Beginning in the fiscal second quarter of 2010, franchisees will contribute an additional 1.25% of their revenue to the national cable television advertising efforts for the remainder of 2010.  System-wide funding for the remaining national cable television campaigns and some local television advertising support in fiscal 2010 will total $11.4 million, of which $8.9 million will be funded by the Company from selling, general and administrative expenses.

Net interest expense was $1.9 million in the fiscal first quarter of 2010 and $2.1 million in the fiscal first quarter of 2009.

Net income for the fiscal first quarter of 2010 was $4.9 million or $0.32 per diluted share, compared to net income of $3.8 million, or $0.25 per diluted share, in the fiscal first quarter of 2009.

For the fiscal first quarter of 2010, the Company’s effective tax rate was 17.1% compared to an effective tax rate of 25.3% in the fiscal first quarter of 2009. The decrease is primarily due to more favorable general business and tax credits, primarily the FICA Tip Tax Credit, which as a percent of current year income before tax did not change at the same rate as the change in taxable income.  The Company anticipates that the effective tax rate for the full fiscal year 2010 will be approximately 17%.

Schedule I of this earnings release defines restaurant-level operating profit and reconciles this metric to income from operations and net income for all periods presented.  The Company’s restaurant-level operating profit metric is designed to afford management and investors with a basis for considering and comparing restaurant performance.  It is not calculated in conformity with generally accepted accounting principles (“GAAP”).  It is intended to supplement, rather than replace GAAP results.   Restaurant-level operating profit is useful to management and to the Company’s investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance.

Gift Card Breakage Income

Through its restaurants and third-parties, the Company sells gift cards, which do not have an expiration date, and the Company does not deduct non-usage fees from outstanding gift card balances. The Company recognizes revenue from gift cards when the gift card is redeemed by the customer, or if the likelihood of gift card redemption is remote (referred to as “gift card breakage”) and the Company determines that there is not a legal obligation to remit the unredeemed gift cards to the relevant jurisdiction. During the fiscal first quarter of 2010, the Company completed an analysis of liabilities from unredeemed gift cards that were sold through its restaurants and, as a result of this analysis, recorded $3.5 million, or $0.19 per diluted share, in other revenue as a one-time cumulative adjustment, and $266,000 of other revenue for the first quarter 2010 related to the on-going amortization of the unredeemed gift card balances.  The on-going quarterly revenue to be recognized as a result of breakage from unredeemed gift cards that were sold through the Company’s restaurants is expected to be between $200,000 and $250,000.

Balance Sheet and Liquidity

On April 18, 2010, the Company held $13.9 million in cash and cash equivalents and had a total outstanding debt balance of $170.2 million, including $113.3 million in borrowings under its $150 million term loan, $50.5 million of borrowings under its $150 million revolving credit facility and $6.3 million outstanding for capital leases.  The Company has also issued $5.4 million of outstanding letters of credit under its revolving credit facility.  In the first fiscal quarter of 2010, the Company paid down $21.2 million in debt, and since the end of the first quarter 2010, the Company has made additional debt repayments of $3.5 million on its revolving credit facility.

The Company is subject to a number of customary covenants under its credit agreement, including limitations on additional borrowings, acquisitions, dividend payments, and requirements to maintain certain financial ratios.  As of April 18, 2010, the Company was in compliance with all of its debt covenants, and the Company expects to remain in full compliance.

Outlook

The Company’s fiscal second quarter of 2010 is a 12-week quarter.  One new company-owned restaurant opened early in the fiscal second quarter and four new company-owned restaurants are currently under construction.  Two new franchised restaurants opened in the fiscal second quarter, and no new franchised restaurants are currently under construction.  During fiscal year 2010, the Company expects to open 12 to 13 new company-owned restaurants and franchisees are expected to open three to four new restaurants.

For the fiscal year 2010, which is a 52-week year, the Company expects revenues of $872 million to $880 million and net income of $1.10 to $1.30 per diluted share.  These projected results are based upon certain assumptions, including an expected comparable restaurant sales of 0% to up 1.0% compared to the fiscal year 2009.  Through May 16, 2010, the first four weeks of the Company’s 12-week fiscal second quarter of 2010, comparable restaurant sales decreased 1.2% from the prior year comparable period for company-owned restaurants, compared to a year-over-year decrease of 11.1% in the first four weeks of the fiscal second quarter of 2009.  The Company did not engage in TV advertising during the first four weeks of the second fiscal quarter of 2010 or 2009.

The annual financial guidance includes approximately $15.6 million that the Company expects to spend for television advertising to support limited time offer (LTO) promotions during 2010, compared to $2.3 million that the Company spent on television advertising during fiscal year 2009.  The Company’s total marketing expense in 2010 is expected to be about $28.8 million compared to $15.2 million spent in fiscal 2009 and is included in selling, general and administrative expense.

For the remaining three quarters of fiscal 2010, the Company’s run rate SG&A expense is expected to be between $16.5 and $17.0 million per quarter.  Adding to that will be what the Company’s portion of TV marketing expense is expected to be by quarter as follows:  For the fiscal second quarter of 2010, the Company expects to spend $3.3 million; for the fiscal third quarter of 2010, the Company expects to spend $3.4 million; and for the fiscal fourth quarter of 2010, the Company expects to spend $2.3 million.

Based on the Company’s development plans and other infrastructure and maintenance costs, the Company expects fiscal year 2010 capital expenditures to be approximately $35 million to $40 million, which the Company expects to fund entirely out of operating cash flow. The Company also intends to make scheduled payments of $18.7 million required by the term loan portion of its existing credit facility from free cash flow after capital expenditures in fiscal year 2010 and expects to use its remaining free cash flow to make payments on the Company’s revolving credit facility.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its fiscal first quarter 2010 results today at 5:00 p.m. ET. The conference call number is (877) 407-0784.  To access the webcast,

please visit www.redrobin.com and select the “Investors” link from the menu. The financial information that the Company intends to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com following the conference call.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., serves up wholesome, fun, feel-good experiences in a family-friendly environment.  Red Robin® restaurants are famous for serving more than two dozen insanely delicious, high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages.  There are 440 Red Robin® restaurants located across the United States and Canada, including company-owned locations and those operating under franchise agreements.

Forward-Looking Statements:

Certain information and statements contained in this press release, including those under the heading “Outlook,” are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “anticipates,” “assumptions,” “believe,” “continue,” “expects,” “guidance,” “ongoing,” “projected,” “will” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof. These statements are based on assumptions believed by us to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the downturn in general economic conditions including severe volatility in financial markets, high levels of unemployment and decreasing consumer confidence, resulting in changes in consumer preferences or consumer discretionary spending; the effectiveness of our advertising strategy;  potential fluctuation in our quarterly operating results due to economic conditions, seasonality and other factors; changes in availability of capital or credit facility borrowings to us and to our franchisees; the adequacy of cash flows generated by our business to fund operations and growth opportunities; the effect of increased competition in the casual dining market and discounting by competitors; our ability to achieve and manage our planned expansion, including both in new markets and existing markets; changes in the cost and availability of building materials and restaurant supplies; the concentration of our restaurants in the Western United States and the associated disproportionate impact of macroeconomic factors; changes in the availability and costs of food; changes in labor and energy costs and changes in the ability of our vendors to meet our supply requirements; labor shortages, particularly in new markets; the effectiveness of our initiative to normalize new restaurant operations; lack of awareness of our brand in new markets; concentration of less mature restaurants in the comparable restaurant base which impacts profitability; the ability of our franchisees to open and manage new restaurants; health concerns about our food products and food preparation; our ability to protect our intellectual property and  proprietary information; the impact of federal, state or local government regulations relating to our team members or the sale of food or alcoholic beverages;

our franchisees’ adherence to our practices, policies and procedures;  and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

For further information contact:

ICR

Don Duffy/Raphael Gross

203-682-8200

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)
(Unaudited)

	April 18, 2010	December 27, 2009
Assets:
Current Assets:
Cash and cash equivalents	$13,886	$20,268
Accounts receivable, net	5,292	4,703
Inventories	14,594	14,526
Prepaid expenses and other current assets	6,462	6,203
Income tax receivable	2,498	4,713
Deferred tax asset	3,392	4,127
Restricted current assets—marketing funds	858	665
Total current assets	$46,982	$55,205

Property and equipment, net	424,581	431,536
Goodwill	61,769	61,769
Intangible assets, net	46,151	47,426
Other assets, net	4,044	4,159
Total assets	$583,527	$600,095

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$15,694	$10,891
Construction related payables	2,873	3,181
Accrued payroll and payroll related liabilities	27,403	26,912
Unearned revenue	6,513	15,437
Accrued liabilities	21,580	18,818
Accrued liabilities—marketing funds	858	665
Current portion of term loan notes payable	18,739	18,739
Current portion of long-term debt and capital lease obligations	765	779
Total current liabilities	$94,425	$95,422

Deferred rent	31,959	30,996
Long-term portion of term loan notes payable	94,584	103,954
Other long-term debt and capital lease obligations	56,079	67,862
Other non-current liabilities	11,281	13,239
Total liabilities	$288,328	$311,473

Stockholders’ Equity:
Common stock; $0.001 par value: 30,000,000 shares authorized; 17,093,724 and 17,079,267 shares issued; 15,601,414 and 15,586,948 shares outstanding	17	17
Preferred stock, $0.001 par value: 3,000,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock, 1,492,280 shares, at cost	(50,125)	(50,125)
Paid-in capital	168,766	167,637
Accumulated other comprehensive loss, net of tax	(715)	(1,212)
Retained earnings	177,256	172,305
Total stockholders’ equity	295,199	288,622
Total liabilities and stockholders’ equity	$583,527	$600,095

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)
(Unaudited)

	Sixteen Weeks Ended
	April 18, 2010	April 19, 2009

Revenues:
Restaurant revenue	$267,505	$266,595
Franchise royalties and fees	4,169	4,152
Other revenue	3,836	66
Total revenues	275,510	270,813

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	65,013	65,283
Labor (includes $209 and $986 of stock-based compensation, respectively)	95,361	91,385
Operating	38,639	38,415
Occupancy	19,708	18,908
Tender offer stock based compensation - restaurants	—	886
Depreciation and amortization	17,251	17,637
Selling, general, and administrative (includes $893 and $3,727 of stock-based compensation, respectively)	30,750	24,773
Pre-opening costs	877	2,550
Tender offer stock based compensation - corporate	—	3,116
Restaurant closure costs	85	586
Total costs and expenses	267,684	263,539

Income from operations	7,826	7,274

Other expense (income):
Interest expense, net	1,885	2,114
Other	(30)	10
Total other expenses	1,855	2,124

Income before income taxes	5,971	5,150
Provision for income taxes	1,020	1,305
Net income	$4,951	$3,845
Earnings per share:
Basic	$0.32	$0.25
Diluted	$0.32	$0.25
Weighted average shares outstanding:
Basic	15,477	15,356
Diluted	15,607	15,432

Schedule I

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income

from Operations and Net Income

(In thousands, except percentage data)

The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance.  The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs. The measure includes restaurant level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements.  The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant level assets, because such expenses represent historical sunk costs which do not reflect a current cash outlay for the restaurants.  The measure also excludes selling, general and administrative costs, and therefore excludes occupancy costs associated with selling, general and administrative functions, pre-opening costs, reacquired franchise costs, legal settlements and costs associated with the tender offer of stock options attributed to non-restaurant employees.   The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the sixteen weeks ended April 18, 2010 and April 19, 2009, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues.

	Sixteen Weeks Ended
	April 18, 2010		April 19, 2009
Restaurant revenues	$267,505	97.1%	$266,595	98.4%

Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	65,013	24.3	65,283	24.5
Labor	95,361	35.6	91,385	34.3
Operating	38,639	14.4	38,415	14.4
Occupancy	19,708	7.4	18,908	7.1

Tender offer stock-based compensation expense	—	—	886	0.3
Restaurant-level operating profit	48,784	18.2	51,718	19.4

Add — other revenues	8,005	2.9	4,218	1.6
Deduct — other operating:
Depreciation and amortization	17,251	6.3	17,637	5.8
Selling, general, and administrative	30,750	11.2	24,773	9.1
Pre-opening costs	877	0.3	2,550	0.9

Tender offer stock-based compensation expense	—	—	3,116	1.2
Restaurant closure costs	85	—	586	0.2
Total other operating	48,963	17.7	48,662	17.2

Income from operations	7,826	2.8	7,274	2.7

Total other expenses, net	1,855	0.7	2,124	0.8
Provision for income taxes	1,020	0.4	1,305	0.5
Total other	2,875	1.1	3,429	1.3

Net income	$4,951	1.8%	$3,845	1.4%

Certain percentage amounts in the table above do not sum due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues, as opposed to total revenues.